Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (this “Agreement”) is entered into by and between Allan D. Keel (“Executive”) and Contango Oil & Gas Company (the “Company”). The Company and Executive are each referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms not defined herein have the meaning given in that certain Amended and Restated Employment Agreement by and between the Parties made and entered into on November 30, 2016 (the “Employment Agreement”).

WHEREAS, Executive’s employment with the Company ended as of the Separation Date (as defined below);

WHEREAS, subject to the terms of this Agreement, the Parties wish for Executive to receive severance pay, which pay is conditioned upon Executive’s timely execution (and non-revocation) of this Agreement and Executive’s compliance with the terms of this Agreement; and

WHEREAS, the Parties wish to resolve certain claims or potential claims as set forth in the release of claims herein, including any claims that Executive may have arising out of Executive’s employment or the end of such employment.

NOW, THEREFORE, in consideration of the representations and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

1.    Separation from Employment. Executive’s employment with the Company ended as of 11:59 p.m. Houston, Texas time on September 13, 2018 (the “Separation Date”). As of such time, Executive did not have any further employment relationship with the Company or any other Company Party (as defined below).

2.    Separation Payment and Benefits. Provided that Executive complies with Executive’s obligations under the Employment Agreement (as required by Section 3.3(a) of the Employment Agreement), and so long as Executive executes this Agreement by October 9, 2018 and returns it to the Company, care of Wilkie S. Colyer, 717 Texas Ave., Ste. 2900, Houston, Texas, 77002 (e-mail: WColyer@contango.com) so that it is received by Mr. Colyer no later than October 9, 2018; the Company shall provide Executive with those severance payments and benefits set forth in Section 3.2(b)(i), 3.2(b)(iii), and 3.2(b)(v) of the Employment Agreement, which payments and benefits will be provided at the time set forth in the Employment Agreement, which shall be no later than November 12, 2018.

3.    Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations.

(a)    In entering into this Agreement, Executive expressly acknowledges and agrees that Executive has received all leaves (paid and unpaid) to which Executive has been entitled during Executive’s employment with the Company or any other Company Party, and Executive has received all wages, bonuses and other compensation, been provided all benefits and been afforded all rights and been paid all sums that Executive is owed or has been owed by the Company or any other Company Party, including all payments arising out of all incentive plans and any other bonus arrangements, other than the compensation for which he is eligible pursuant to Section 3.2 of the Employment Agreement, which is referenced in paragraph 3(b) of this Agreement below.

(b)    Subject to Executive complying with the terms of Section 2 of this Agreement (and not exercising his revocation right pursuant to Section 7 below), Executive is entitled to receive the severance amounts and benefits described in Section 2 of this Agreement, which amounts and benefits are: (i) a total payment equal to $1,800,000, less applicable taxes and withholdings, which amount represents 2.0 times Executive’s Base Salary (as defined in the Employment Agreement) plus the Target Bonus (as defined in the Employment Agreement) for the year in which the Separation Date occurred, plus (ii) reimbursement of COBRA health insurance premiums for up to 36 months, as described in Section 3.2(b)(v) of the Employment Agreement (so long as Executive timely elects and maintains COBRA coverage), (iii) pro-rata acceleration for all time-based vesting stock, stock option and other equity awards held by Executive as of the Separation Date, with pro-rata acceleration calculated by multiplying the number of outstanding shares by a fraction, the numerator of which will be the number of full calendar months during the applicable vesting period that Executive was actively employed by the Company, plus one, and the denominator of which is the number of full calendar months within the applicable vesting period, and (iv) pro-rata adjustment of all performance-based equity awards held by Executive as of the Separation Date (whether or not such awards are subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)), with pro-rata adjustment applicable only to the target number of shares subject to the applicable award in accordance with the same formula set forth in the foregoing clause (iii), with the resulting reduced number of performance-based awards remaining subject to all applicable performance metrics during the full performance period applicable to such award. In addition, the Parties acknowledge that Executive remains eligible to receive a prorated Cash Incentive Bonus equal to Executive’s Cash Incentive Bonus (as defined in the Employment Agreement) for 2018, if any, based on attainment of any applicable performance goals, multiplied by a fraction, the numerator of which is 256, and the denominator of which is 365, which prorated bonus, if any will be provided in a lump sum at the same time that other employees of the Company are paid their Cash Incentive Bonuses for 2018; provided, however, Executive acknowledges and agrees that the Company’s 2018 Cash Incentive Bonus Plan is one-half discretionary and one-half based on certain performance and operational metrics, such that he is not guaranteed to receive any of the one-half of the plan that is discretionary (or any of the one-half based on performance and operational metrics if those metrics are not satisfied), and the amount and award of any ultimate pro-rated Cash Incentive Bonus for 2018 is subject to the approval of the Company’s Board of Directors, or the applicable committee thereof.

(c)    For the avoidance of doubt, Executive acknowledges and agrees that Executive had no right to the payments or benefits described in Section 2 above (or any portion thereof) but for Executive’s entry into this Agreement and satisfaction of the terms herein.

4.    Executive’s General Release of Claims.

(a)    Executive hereby releases, discharges and forever acquits the Company, each of its affiliates, parents and subsidiaries, and each of the foregoing entities’ respective past, present and future subsidiaries, affiliates, stockholders, members, partners, directors, officers, managers,

Executives, agents, attorneys, heirs, successors and representatives, in their personal and representative capacities, as well as all Executive benefit plans maintained by the Company or any of its affiliates or subsidiaries and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and Executive hereby waives, any and all claims, damages, demands, or causes of action of any kind that Executive has or could have, whether known or unknown, against any Company Party, including any and all claims, damages, demands, or causes of action relating to his employment and service relationship with any Company Party, the termination of such employment or service relationship, or any other acts or omissions related to any matter occurring or existing on or prior to the date that Executive executes this Agreement, including, (i) any alleged violation through such date of: (A) the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act); (B) Title VII of the Civil Rights Act of 1964; (C) the Civil Rights Act of 1991; (D) Sections 1981 through 1988 of Title 42 of the United States Code; (E) the Americans with Disabilities Act of 1990; (F) the Employee Retirement Income Security Act of 1974 (“ERISA”); (G) the Family and Medical Leave Act of 1993, (H) the Immigration Reform Control Act; (I) the Americans with Disabilities Act of 1990; (J) the Occupational Safety and Health Act; (K) any federal, state or local anti-discrimination or anti-retaliation law, including the Texas Labor Code (including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act); (L) any federal, state or local wage and hour law; (M) any other local, state or federal law, regulation or ordinance; and (N) any public policy, contract, tort, or common law claim; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (iii) any and all rights, benefits or claims Executive may have under any employment contract (including the Employment Agreement), incentive compensation plan or equity-based plan with any Company Party; (iv) any claim arising from, or relating to, Executive’s status as a holder of any shares or other interests in the Company or any of its affiliates; and (v) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b)    The Released Claims do not include any claims to payments or benefits owed pursuant to this Agreement or any rights that may first arise (including any rights with respect to indemnification) after the time that Executive executes this Agreement. This release is subject to and conditioned upon the Company’s full compliance with its obligations as stated herein, including satisfying the payment obligations stated herein. In the event that the Company fails to comply with its obligations as stated herein, nothing herein prevents Executive from pursuing any claim with respect to any such unsatisfied Company obligations. Executive acknowledges and agrees that he has received all rights to indemnification to which he has been entitled as of the time he signs this Agreement. For the avoidance of doubt, in entering into this Agreement, Executive does not waive any future rights to indemnification against third party claims (including to the extent set forth in the Employment Agreement) that may be made following the date Executive executes this Agreement (regardless of whether such claims relate to actions or omissions occurring before or after the date Executive signs this Agreement).

(c)    In no event shall the Released Claims include any claim to vested benefits under an employee benefit plan that is subject to ERISA (including any rights to vested benefits under health and retirement plans). Further notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or other governmental agency or participating in any investigation or proceeding conducted by the EEOC or other governmental agency or cooperating with such agency; however, Executive understands and agrees that, to the extent permitted by law, Executive is waiving any and all rights to recover any monetary or personal relief from a Company Party as a result of such EEOC or other governmental agency proceeding or subsequent legal actions. Nothing herein waives or limits Executive’s right to receive an award for information provided to a governmental agency.

(d)    Executive hereby represents and warrants that, as of the time Executive executes this Agreement, Executive has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency or arbitrator for or with respect to a matter, claim or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Executive signs this Agreement. Executive hereby further represents and warrants that Executive has not assigned, sold, delivered, transferred or conveyed any rights Executive has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.

5.    The Company’s Release of Claims.

(a)    Executive represents that he has not engaged in any activity that constituted Cause (as defined in the Employment Agreement), including as the result of any breach of any fiduciary obligations or commission of any fraudulent activity with respect to the Company or any of its affiliates. The Company represents that, as of the date it executes this Agreement, it is not aware of Executive engaging in any activity that constituted Cause (as defined in the Employment Agreement), including as the result of any breach of any fiduciary obligations or commission of any fraudulent activity with respect to the Company or any of its affiliates.

(b)    In express reliance on Executive’s representations set forth herein, including the representations in Section 5(a) above, the Company hereby releases, discharges and forever acquits Executive from liability for, and the Company hereby waives, any and all claims, damages, demands, or causes of action of any kind that the Company has or could have, whether known or unknown, against Executive including any and all claims, damages, demands, or causes of action relating to his employment and service relationship with the Company, or any other acts or omissions related to any matter occurring or existing on or prior to the date that the Company executes this Agreement. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF EXECUTIVE.

(c)    The claims released by the Company in Section 5(b) above do not include any claims that may first arise after the time that the Company executes this Agreement.

6.    Executive’s Acknowledgements. By executing and delivering this Agreement, Executive expressly acknowledges that:

(a)    Executive has carefully read this Agreement;

(b)    Executive has had sufficient time to consider this Agreement before the execution and delivery to Company;

(c)    Executive has had at least twenty-one (21) days from the date he received this Agreement to consider its terms. The Parties agree that any changes to this Agreement during that period, whether material or not, will not extend the twenty-one (21) day period;

(d)    Executive has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Executive’s choice and Executive has had adequate opportunity to do so prior to executing this Agreement;

(e)    Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated within the four corners of this document (which memorializes the severance pay and benefits for which Executive is eligible pursuant to the Employment Agreement), and Executive is signing this Agreement knowingly, voluntarily and of Executive’s own free will, and that Executive understands and agrees to each of the terms of this Agreement; and

(f)    No Company Party has provided any tax or legal advice regarding this Agreement and Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Agreement with full understanding of the tax and legal implications thereof.

7.    Revocation Right. Executive understands he has the right to revoke and cancel this Agreement for seven days after he signs it (such period, the “Release Revocation Period”). Any such revocation must be in writing and received by Wilkie S. Colyer, 717 Texas Ave., Ste. 2900, Houston, Texas, 77002 (e-mail: WColyer@contango.com), within seven days of Executive’s signing this Agreement to be effective. If Executive does so revoke, this Agreement shall be null and void, and the Company shall have no obligation to provide or pay any of the consideration described in Section 2. This Agreement shall not be effective and enforceable until after passage of the Release Revocation Period without Executive having exercised the revocation right described in this Section 7.

8.    Affirmation of Restrictive Covenants; Permitted Disclosures.

(a)    Executive acknowledges and agrees that the terms of Article 2 of the Employment Agreement, which terms create certain obligations with respect to Executive’s return of property, non-disclosure of information, non-competition, and non-solicitation, remain in full force and effect, and Executive: (i) expressly warrants and represents that, to his knowledge, he has abided by all provisions within Article 2 of the Employment Agreement in all respects; and (ii) following the Separation Date, he will continue to abide by all provisions of Article 2 of the Employment Agreement. For the avoidance of doubt, Executive represents that he has returned to the Company or deleted all of the Company’s property, documents, files (including electronically stored information), data, and other materials. In the event that the Company believes at any time that Executive has failed to comply with this provision, the Company shall promptly notify Executive of the facts in writing, and Executive shall have ten (10) days to cure if capable of cure.

(b)    Executive further acknowledges his continuing obligations pursuant to Sections 3.4 and 4.5 of the Employment Agreement, and promises to provide the assistance described therein and to satisfy the terms of Sections 3.4 and 4.5 of the Employment Agreement following the Separation Date.

(c)    Notwithstanding the foregoing, nothing in this Agreement or the Employment Agreement shall prevent Executive from: (i) making communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental agency (including the Securities and Exchange Commission) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any governmental agency; (iii) testifying, participating or otherwise assisting in an action or proceeding by any governmental agency relating to a possible violation of law or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law (including making any reports pursuant to “whistleblower rules” promulgated by the Securities and Exchange Commission (Securities Exchange Act Rules 21F-1, et seq.) or any other governmental agency). Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (x) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made to Executive’s attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (iii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement or the Employment Agreement requires Executive to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that he has engaged in any such conduct.

9.    Entire Agreement. This Agreement (and the Employment Agreement to the extent referenced in Sections 8 above and Sections 10 and 11 below) constitutes the entire agreement between the Parties with respect to the matters herein provided. No modifications or waiver of any provision hereof shall be effective unless in writing and signed by each party.

10.    Governing Law; Arbitration.

(a)    The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Texas, without giving effect to the principles of conflicts of law.

(b)    With the exception of any proceeding to obtain emergency, temporary restraining or preliminary injunctive relief as permitted by Article 2 of the Employment Agreement, the Parties agree that any controversy or claim arising out of or relating to this Agreement shall be resolved by arbitration administered by the American Arbitration Association pursuant to the procedures set forth in Section 4.11 of the Employment Agreement. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY OR A COURT TRIAL IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. The Parties’ rights set forth in the Employment Agreement with respect to payment of reasonable attorney’s fees, costs and expenses arising from disputes between them (including such rights set forth in Sections 2.7 and 4.20 of the Employment Agreement) shall continue in full force and effect.

11.    Transition Assistance. As set forth in Section 3.4 of the Employment Agreement, during the 90 days following the Separation Date, Executive agrees to make himself available to assist the Company with transition projects as may be assigned to him by the Board (as defined in the Employment Agreement), subject to the Parties’ agreement upon a reasonable, hourly rate for any such work performed for the Company during such period.

12.    Assignment. This Agreement is personal to Executive, and Executive may not assign this Agreement. The Company may assign this Agreement to any successor, and this Agreement shall inure to the benefit of the successors of the Company, who are intended third party beneficiaries of this Agreement.

13.    Headings; Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to laws, regulations, contracts, agreements, instruments and other documents shall be deemed to refer to such laws, regulations, agreements, instruments and other documents as they may be amended, supplemented, modified and restated from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including exhibits, and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

14.    Third Party Beneficiaries. Each Company Party that is not a signatory hereto shall be a third-party beneficiary of Executive’s covenants, warranties, representations, and release of claims set forth in this Agreement and entitled to enforce such provisions as if it was a party hereto.

15.    No Waiver. No failure by any Party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.    Severability and Modification. To the extent permitted by applicable law, the parties agree that any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

17.    Withholding of Taxes and Other Deductions. The Company may withhold from any payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.

18.    Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

19.    Section 409A. Neither this Agreement nor the payments provided hereunder are intended to constitute “deferred compensation” subject to the requirements of Section 409A of the Internal Revenue Code of 1986 and the Treasury regulations and interpretive guidance issued thereunder (collectively, “Section 409A”), and this Agreement shall be construed and administered in accordance with such intent. Notwithstanding the foregoing, the Company makes no representations that this Agreement or the payments provided under this Agreement complies with or is exempt from the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

[Signatures begin on the following page]

IN WITNESS WHEREOF, the parties have executed this Agreement with the intent to be legally bound.

ALLAN D. KEEL

By:	/s/ Allan D. Keel
Date:	October 9, 2018

CONTANGO OIL & GAS COMPANY

By:	/s/ Wilkie S. Colyer
Name:	Wilkie S. Colyer
Title:	Interim President and CEO
Date:	October 9, 2018

Signature Page to Separation Agreement and Release of Claims